                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the proxy statement of Genetic MicroSystems, Inc. that is made part of the Amendment No. 2 to the registration statement on Form S-4 (No. 333-88987) and prospectus of Affymetrix, Inc. and to the incorporation by reference therein of our report dated January 29, 1999 except for Note 11, as to which the date is March 25, 1999, with respect to the financial statements and schedule of Affymetrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Palo Alto, California
December 9, 1999